Exhibit 99.1

Quotient Technology Inc. Reports Second Quarter 2019 Financial Results; Announces Executive Management Changes

Delivered $104.7 million in revenue, up 17% over Q2 2018

Media revenue grew 65% over Q2 2018

Generated $14.1 million in cash from operations in Q2 2019

Steven Boal, Founder & Executive Chairman, returns as CEO; board member Scott Raskin named President

Company revises full-year guidance

MOUNTAIN VIEW, Calif.--(BUSINESS WIRE)--August 6, 2019--Quotient Technology Inc. (NYSE: QUOT), the leading provider of CPG and retailer marketing technology and data-driven digital promotions and media, today reported financial results for the second quarter ended June 30, 2019.

The company also announced that Steven Boal, Founder and Executive Chairman, has returned to Quotient as Chief Executive Officer and Chairman of Quotient, replacing Mir Aamir who will remain with the company as an advisor during a transitionary period. In addition, Scott Raskin has resigned from our board of directors and assumed the role of Company President.

“I am thrilled to be back as Quotient’s CEO. I want to thank Mir for his passion and dedication as he helped chart the strategic course for our continued growth. I also want to welcome Scott Raskin to the team. I’ve known Scott for 15 years. He’s served on our board of directors for the past two years and brings exceptional leadership and direct experience in scaling high-growth, disruptive businesses,” said Steven Boal, Founder and CEO.

“We delivered 17% total revenue growth in the second quarter. Our lowered forecast for the second half of this year is attributed to reduced spend from three CPG customers and delays on a few planned product launches. Despite this, our business fundamentals remain strong, and the continued shift to digital marketing provides opportunity for continued growth going forward.”

Second Quarter 2019 Financial Results

  Total revenue was $104.7 million in Q2 2019, an increase of 17% over Q2 2018.
  GAAP net loss for Q2 2019 was $3.9 million, compared to net loss of $4.7 million in Q2 2018.
  Adjusted EBITDA was $11.7 million in Q2 2019, compared to $12.9 million in Q2 2018.
  $14.1 million in cash from operations was generated in Q2 2019, compared to $10.1 million in Q2 2018.

Adjusted EBITDA, a non-GAAP measure, is reconciled to the corresponding GAAP measure at the end of this release.

Business Highlights

Brands and retailers target shoppers across digital marketing channels

Social Influencer Marketing:

  Studies show that marketers are relying more on influencers, with marketing spend in this area increasing. A worldwide survey of CMOs found that 30.5% are increasing their focus on influencers as part of the advertising media mix.1
  Ahalogy, a Quotient brand, was selected by KAO USA Inc. to power social media for its well-known brand, Jergens Skincare, including development and execution of all paid and organic social media activity.

Retail Performance Media (“RPM”):

  Promotions revenue from retailer specific CPG coupons, a key strategic and competitive advantage of ours, increased 53% over Q2 last year as brands leverage our RPM network to deliver targeted media and promotions to millions of shoppers. Quotient’s RPM platform has the ability to target nearly 100% of U.S. households.

Strategic partnership with Nielsen brings third-party measurement and insights to brands and retailers

  Brands and retailers will soon be able to seamlessly connect to Nielsen’s insights and measurement solution for third-party measurement verification on digital media programs deployed with Quotient Audiences. Third-party validation is an important step as brands build their digital marketing strategies and allocate budgets to the most effective sales channels.
  In addition, Nielsen will provide its customers with seamless access to more than 2,500 CPG-ready buyer segments through the Nielsen Marketing Cloud connected to Quotient Audiences.
  Quotient Audiences is a data-powered audience solution that provides brands more effective ways to deliver digital advertising tied directly to sales. The solution offers unparalleled scale and depth of consumer purchase history and intent to construct targetable shopper segments for use in digital advertising across all platforms.

Repurchased Shares In Stock Buyback Program

The Company also announced the completion of its stock buyback program on July 16, 2019 with the repurchase of approximately 5.5 million shares of its common stock for approximately $60.1 million including transaction costs.

Business Outlook

As of today, Quotient is providing the following business outlook.

For the third quarter 2019, total revenue is expected to be in the range of $108.0 million to $112.0 million. Adjusted EBITDA for the third quarter 2019 is expected to be in the range of $11.0 million to $13.0 million.

For the full year 2019, total revenue is expected to be in the range of $422.0 million to $432.0 million. Adjusted EBITDA for the full year 2019 is expected to be in the range of $42.0 million to $48.0 million.

A reconciliation of Adjusted EBITDA, a non-GAAP guidance measure, to a corresponding GAAP measure is not available on a forward-looking basis without unreasonable efforts due to the high variability and low visibility of certain income and expenses items that are excluded in calculating Adjusted EBITDA.

Conference Call Information

Management will host a conference call and live webcast to discuss the Company’s financial results and business outlook today at 4:30 p.m. EST/ 1:30 p.m. PST. Questions that investors would like to see asked during the call should be sent to ir@quotient.com.

To access the call, please dial (833) 227-5842, or outside the U.S. (647) 689-4069, with Conference ID# 1742668 at least five minutes prior to the 1:30 p.m. PST start time. The live webcast and accompanying presentation can be accessed on the Investor Relations section of the Company website at: http://investors.quotient.com/. A replay of the webcast will be available on the website following the conference call.

Use of Non-GAAP Financial Measure

Quotient has presented Adjusted EBITDA, a non-GAAP financial measure, in this press release, because it is a key measure used by Quotient’s management and Board of Directors to understand and evaluate core operating performance and trends, to prepare and approve its annual budget, to develop short and long-term operational plans, and to determine bonus payouts. In particular, Quotient believes that the exclusion of certain items of income and expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of its core business. Additionally, Adjusted EBITDA is a key financial metric used by the compensation committee of our Board of Directors in connection with the determination of compensation for our executive officers. Accordingly, Quotient believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating Quotient’s operating results in the same manner as Quotient’s management and Board of Directors.

Quotient defines Adjusted EBITDA as net income (loss) adjusted for interest expense, provision for (benefit from) income taxes, depreciation and amortization, stock-based compensation, change in fair value of escrowed shares and contingent consideration, net, other income (expense) net, charges related to certain acquisition related costs, restructuring charges, and Enterprise Resource Planning (“ERP”) Software implementation costs. We exclude these items because we believe that these items do not reflect expected future operating expenses. Additionally, certain items are inconsistent in amounts and frequency making it difficult to contribute to a meaningful evaluation of our current or past operating performance.

Quotient’s use of Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of Quotient’s financial results as reported under GAAP. Some of these limitations are:

  Although depreciation and amortization are non-cash expenses, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect capital expenditure requirements for such replacements or for new capital expenditure requirements; and
  Adjusted EBITDA does not reflect: (i) changes in, or cash requirements for, working capital needs; (ii) interest and tax payments that may represent a reduction in cash available to Quotient; (iii) the effects of stock-based compensation, amortization of acquired intangible assets, interest expense, other income (expense) net, provision for (benefit from) income taxes, change in fair value of escrowed shares and contingent consideration, net, charges related to certain acquisition related costs, restructuring charges, and ERP software implementation costs. Other companies, including companies in its industry, may calculate Adjusted EBITDA or similarly titled measures differently, which reduces its usefulness as a comparative measure.

This non-GAAP financial measure is not intended to be considered in isolation from, as substitute for, or as superior to, the corresponding financial measures prepared in accordance with GAAP. Because of these and other limitations, Adjusted EBITDA should be considered along with other GAAP-based financial performance measures, including various cash flow metrics, net income (loss), and Quotient’s other GAAP financial results.

For a reconciliation of this non-GAAP financial measure to the nearest comparable GAAP financial measure, see “Reconciliation of Net Loss to Adjusted EBITDA” included in this press release.

Forward-Looking Statements

This press release contains forward-looking statements concerning the Company’s current expectations and projections about future events and financial trends affecting its business. Forward looking statements in this press release include the Company’s current expectations with respect to revenues and Adjusted EBITDA for the third quarter and fiscal year 2019; the Company’s expectations for its solutions, partnerships, product launches, specialty retail, and privacy regulations; the Company’s expectations regarding the future demand and behavior of consumers, retailers and CPGs; and the Company’s expectations with respect to its future investments and growth and ability to leverage its investments and operating expenses. Forward-looking statements are based on the Company’s current plans, objectives, estimates, expectations and intentions and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the Company’s ability to generate positive cash flow and become profitable; the amount and timing of digital marketing spend by CPGs, which are affected by budget cycles, economic conditions and other factors; the Company’s ability to timely launch products; the Company’s ability to adapt to changing market conditions and data regulations, including the Company’s ability to adapt to changes in consumer habits and consumer data privacy concerns, the Company’s ability to negotiate fee arrangements with CPGs and retailers; the Company’s ability to maintain and expand the use by consumers of promotions and offers on its platforms; the Company’s ability to execute its media strategy; the Company’s ability to effectively manage its growth; the performance of the Company’s various solutions; the Company's ability to successfully integrate acquired companies into its business; the Company’s ability to develop and launch new services and features; CPGs’ receptivity to the Company’s packaged solutions; our expectations regarding growth drivers; and other factors identified in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including its Quarterly Report on Form 10-Q filed with the SEC on May 10, 2019 and future filings and reports by the Company. Quotient disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise and does not assume responsibility for the accuracy and completeness of the forward-looking statements.

About Quotient Technology Inc.

Quotient Technology is a leading digital promotions, media and analytics company that delivers personalized digital coupons and ads - informed by proprietary shopper and online engagement data - to millions of shoppers daily. We use our proprietary Promotions, Media, Audience and Analytics Cloud Platforms and services to seamlessly target audiences, optimize performance, and deliver measurable, incremental sales for CPG and retail marketers.

We serve hundreds of CPGs and retailers nationwide, including Clorox, Procter & Gamble, General Mills, Unilever, Albertsons Companies, CVS, Dollar General and Ahold-Delhaize USA. Quotient is based in Mountain View, California, and has offices in Bangalore, Cincinnati, New York, Paris and London. Visit www.quotient.com for more information.

Quotient, the Quotient logo, and Ahalogy are trademarks or registered trademarks of Quotient Technology Inc. and its subsidiaries in the United States and other countries. Other marks are the property of their respective owners.

Source: Quotient Technology Inc.

Footnote:

(1) eMarketer: Global Influencer Marketing 2019

QUOTIENT TECHNOLOGY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2019	December 31, 2018
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$253,578	$302,028
Short-term investments	—	20,738
Accounts receivable, net	108,374	112,108
Prepaid expenses and other current assets	12,978	10,044
Total current assets	374,930	444,918
Property and equipment, net	15,890	15,579
Intangible assets, net	70,106	81,724
Goodwill	118,821	118,821
Other assets	7,840	1,311
Total assets	$587,587	$662,353
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$22,338	$17,060
Accrued compensation and benefits	9,850	13,107
Other current liabilities	41,527	53,255
Deferred revenues	10,302	8,686
Contingent consideration related to acquisitions	26,001	—
Total current liabilities	110,018	92,108
Other non-current liabilities	6,950	3,622
Contingent consideration related to acquisitions	3,015	28,963
Convertible senior notes, net	160,868	155,719
Deferred tax liabilities	1,754	1,854
Total liabilities	282,605	282,266

Stockholders’ equity:
Common stock	1	1
Additional paid-in capital	665,665	703,023
Accumulated other comprehensive loss	(799)	(844)
Accumulated deficit	(359,885)	(322,093)
Total stockholders’ equity	304,982	380,087
Total liabilities and stockholders’ equity	$587,587	$662,353

QUOTIENT TECHNOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues	$104,691	$89,545	$202,798	$176,311
Costs and expenses:
Cost of revenues (1)	64,106	47,769	120,929	88,222
Sales and marketing (1)	23,870	20,530	49,393	44,360
Research and development (1)	8,699	12,122	19,069	24,748
General and administrative (1)	12,835	11,528	26,458	22,920
Change in fair value of escrowed shares and contingent consideration, net	(3,009)	—	53	7,350
Total costs and expenses	106,501	91,949	215,902	187,600
Loss from operations	(1,810)	(2,404)	(13,104)	(11,289)
Interest expense	(3,470)	(3,326)	(6,909)	(6,634)
Other income (expense), net	1,508	1,270	3,039	2,208
Loss before income taxes	(3,772)	(4,460)	(16,974)	(15,715)
Provision for income taxes	134	200	160	302
Net loss	$(3,906)	$(4,660)	$(17,134)	$(16,017)

Net loss per share, basic and diluted	$(0.04)	$(0.05)	$(0.18)	$(0.17)

Weighted-average shares used to compute net loss per share, basic and diluted	92,558	93,643	93,406	93,180

(1) The stock-based compensation expense included above was as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Cost of revenues	$562	$579	$1,164	$1,119
Sales and marketing	1,825	1,735	3,563	3,335
Research and development	1,073	1,862	2,439	3,689
General and administrative	4,576	4,063	8,918	7,892
Total stock-based compensation	$8,036	$8,239	$16,084	$16,035

QUOTIENT TECHNOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(17,134)	$(16,017)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	15,632	10,507
Stock-based compensation	16,084	16,035
Amortization of debt discount and issuance cost	5,150	4,883
Allowance for doubtful accounts	366	49
Deferred income taxes	160	302
Change in fair value of escrowed shares and contingent consideration, net	53	7,350
Other non-cash expenses	1,219	34
Changes in operating assets and liabilities:
Accounts receivable	3,368	(10,741)
Prepaid expenses and other current assets	(2,779)	(1,967)
Accounts payable and other current liabilities	3,349	(3,152)
Accrued compensation and benefits	(3,249)	(4,535)
Deferred revenues	1,616	1,109
Net cash provided by operating activities	23,835	3,857

Cash flows from investing activities:
Purchases of property and equipment	(4,729)	(2,327)
Purchases of intangible assets	(14,811)	(6,500)
Acquisitions, net of cash acquired	—	(20,947)
Purchases of short-term investments	—	(50,175)
Proceeds from maturity of short-term investment	20,738	59,902
Net cash provided by (used in) investing activities	1,198	(20,047)

Cash flows from financing activities:
Proceeds from issuances of common stock under stock plans	3,063	4,515
Payments for taxes related to net share settlement of equity awards	(6,461)	(8,240)
Repurchases and retirement of common stock under share repurchase program	(69,879)	(6,734)
Principal payments on promissory note and capital lease obligations	(229)	(156)
Net cash used in financing activities	(73,506)	(10,615)
Effect of exchange rates on cash and cash equivalents	23	6
Net decrease in cash and cash equivalents	(48,450)	(26,799)
Cash and cash equivalents at beginning of period	302,028	334,635
Cash and cash equivalents at end of period	$253,578	$307,836

QUOTIENT TECHNOLOGY INC.
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net loss	$(3,906)	$(4,660)	$(17,134)	$(16,017)
Adjustments:
Stock-based compensation	8,036	8,239	16,084	16,035
Depreciation, amortization and other (1)	8,509	7,033	17,053	12,652
Change in fair value of escrowed shares and contingent consideration, net	(3,009)	—	53	7,350
Interest expense	3,470	3,326	6,909	6,634
Other (income) expense, net	(1,508)	(1,270)	(3,039)	(2,208)
Provision for income taxes	134	200	160	302

Total adjustments	$15,632	$17,528	$37,220	$40,765

Adjusted EBITDA	$11,726	$12,868	$20,086	$24,748

(1) For the three and six months ended June 30, 2019, Other includes certain acquisition related costs of $0.6 million, and $1.4 million, respectively. For the three and six months ended June 30, 2018, Other includes certain acquisition related costs of $0.7 million for each of the respective periods, restructuring charges of $0.2 million and $1.4 million, respectively, and ERP software implementation costs related to service agreements of zero and $0.05 million, respectively.

Contacts

Investor Relations Contact:
Stacie Clements, 650-605-4535
Vice President, Investor Relations
ir@quotient.com
or
Media Contact:
Randy Zane
rzane@quotient.com